UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 14, 2018

NAVIDEA BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35076	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4995 Bradenton Avenue, Suite 240, Dublin, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 14, 2018, Navidea Biopharmaceuticals, Inc. (“Navidea” or the “Company”) received a notification (the “Deficiency Letter”) from the NYSE American LLC (the “NYSE American”) stating that Navidea was not in compliance with certain NYSE American continued listing standards relating to stockholders’ equity. Specifically, the Deficiency Letter stated that Navidea is not in compliance with Section 1003(a)(ii) of the NYSE American Company Guide, which requires an issuer to have stockholders’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Deficiency Letter noted that Navidea had stockholders’ equity of $2.1 million as of June 30, 2018, and has reported net losses in four of its five most recent fiscal years ended December 31, 2017.

Navidea is required to submit a plan to the NYSE American by September 14, 2018 advising of actions it has taken or will take to regain compliance with the continued listing standards by February 14, 2020. Navidea intends to submit a plan by the deadline. If Navidea fails to submit a plan, or if Navidea’s plan is not accepted or if Navidea fails to regain compliance by the deadline, the NYSE American may commence delisting procedures.

In addition, the Deficiency Letter stated that the staff of the NYSE American (the “Staff”) determined that the Company’s securities have been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the NYSE American Company Guide, Navidea’s continued listing is predicated on it effecting a reverse stock split of its common stock, par value $0.001 per share (“Common Stock”) or otherwise demonstrating sustained price improvement within a reasonable period of time, which the Staff has determined to be no later than February 14, 2019. Navidea must regain compliance with the price standard by that date in order to be considered for continued trading through the end of February 14, 2020.

As disclosed in Navidea’s Proxy Statement, dated July 9, 2018, filed with the U.S. Securities and Exchange Commission (as amended and supplemented, the “Proxy Statement”), Navidea’s Board of Directors has adopted, and is recommending that Navidea’s stockholders approve, an amendment (the “Amendment”) to the Company’s amended and restated certificate of incorporation, which would effect a reverse stock split of its issued and outstanding Common Stock at a ratio of not less than one-for-five and not more than one-for-twenty, with the Board having the discretion and authority to determine at which ratio to effect, if at all, prior to twelve months after the approval at the Annual Meeting, as determined by the Board of Directors in its sole discretion. The Proxy Statement provides that the Board’s primary objective in proposing the reverse stock split is to raise the per share trading price of the Common Stock. The Board believes that the reverse stock split will result in a higher per share trading price, which is intended to enable the Company to maintain the listing of its Common Stock on the NYSE American and generate greater investor interest in the Company. For additional information, please refer to the Proxy Statement.

Navidea’s Common Stock will continue to be listed on the NYSE American while it attempts to regain compliance with the listing standards noted, subject to Navidea’s compliance with other continued listing requirements. The Common Stock will continue to trade under the symbol “NAVB,” but will have an added designation of “.BC” to indicate that Navidea is not in compliance with the NYSE American’s listing standards. The NYSE American notification does not affect Navidea’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of Navidea’s material agreements.

On August 15, 2018, Navidea issued a press release announcing that it had received the notice of noncompliance. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

 Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release issued by Navidea Biopharmaceuticals, Inc., dated August 15, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Navidea Biopharmaceuticals, Inc.

Date: August 15, 2018	By:	/s/ Jed A. Latkin
Jed A. Latkin Interim Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer